EXHIBIT 99.1

Concurrent Reports Fiscal 2011 Second Quarter Financial Results

ATLANTA, GA — February 1, 2011 — Concurrent (NASDAQ: CCUR), a global leader in video, media data and advertising solutions, today announced financial results for its fiscal 2011 second quarter and six-month period ended December 31, 2010.

Revenue for the fiscal 2011 second quarter rose to $17.9 million from $15.0 million a year ago.

Gross margin for the second quarter of fiscal 2011 was 53%, compared with 62% last year, reflecting the mix of product and services revenue, the higher costs related to a customized product introduction and increased service costs associated with scaling the company’s MDAS service platform.

Operating expenses were $10.0 million in the second quarter of fiscal 2011, compared with $9.1 million in the comparable period last year.  The increase reflects Concurrent’s continued investments to capitalize on longer-term new market opportunities, including research and development expenses and variable expenses associated with revenue growth.

The company reported net loss of $1.2 million, or $0.14 per share, in the second quarter of fiscal 2011, compared with net income of $89,000, or $0.01 per diluted share, in the same quarter of the prior fiscal year.

“With a near 20 percent revenue increase over the last year, results for the quarter demonstrate positive market traction with our multi-screen video and media data products and reflect the increase in customer activity levels we reported in prior quarters. We achieved growth in both media data and video solutions,” said Dan Mondor, Concurrent president and chief executive officer. “As anticipated, gross margins were lower due to development costs for a new video product and investments to expand our hosted/managed media data platform to position ourselves for growth.”

“Going forward, our outlook is improving and we currently are expecting revenue for the second half of the year will be stronger than the first half,” continued Mondor. “Gross margins should also strengthen in the second half of the fiscal year. We continue to increase investments, which will be reflected in our operating expenses, in order to capitalize on strategic market opportunities. This is a dynamic and exciting time for our company, and we are confident of a bright future.”

Concurrent has made continued progress developing applications to diversify its video and MDAS customer base, grow its MDAS managed services business and continue the contribution from existing customers. Recent highlights include:

•	Selection by Jiangsu, the second largest cable operator in the world, for new VOD deployments (through Potevio, one of the company’s resellers in China);
•	The launch of an Over-the-Top video solution with a top five global telco in Latin America;
•	Strategic investments to build a scalable managed and hosted services platform with a full suite of census level media data for European and North American customers; and,
•	A new patent for technology that is foundational to network DVR services, facilitating the storage and distribution of content from a centralized, network-based system.

Concurrent Reports Fiscal 2011 Second Quarter Results
February 1, 2011

For the first half of fiscal 2011, revenue advanced to $33.4 million from $27.8 million a year ago.  Consolidated gross margin was 54%, compared with 61% in the first half of fiscal 2010.  Operating expenses for the first six months of fiscal 2011 were $19.4 million, compared with $17.9 million last year.  The company posted a net loss of $2.4 million, equal to $.29 per share, for the most recent six-month period, versus a net loss of $926,000, or $0.11 per share, for the comparable period of the prior fiscal year.

Concurrent generated more than $1.3 million in cash from operating activities during the first half of fiscal 2011. Concurrent’s cash balance at December 31, 2010 increased to $32.1 million from $29.6 million at September 30, 2010 and $31.4 million at June 30, 2010. The company has no debt.

Conference Call Information

Concurrent will hold a conference call to discuss its 2011 fiscal second quarter results today, Tuesday, February 1, at 4:30 p.m. ET, which will be broadcast live at www.ccur.com, under the “Investors” section.  The call can be accessed live by dialing 1-800-841-9385 and entering pass code 110201.  A webcast of the live call as well as a replay will also be available at www.ccur.com.

About Concurrent

Concurrent (NASDAQ: CCUR) is a global leader in innovative solutions that enable the seamless delivery, management and monetization of video on any screen. Built on a solid foundation of video firsts and patented, Emmy® Award winning technology, Concurrent’s screen-independent video delivery and media data solutions create a truly holistic, 360 degree view of the consumer video experience. By harnessing the full potential of video, Concurrent provides customers in the cable, telco, wireless, web, advertising and content development industries with new revenue opportunities such as advanced advertising. Concurrent’s video solutions are built upon a rich heritage of high-performance real-time technology, which also powers solutions for the defense, aerospace, automotive and financial industries.

Concurrent has offices in North America, Europe and Asia.  For more information, please visit www.ccur.com.  Concurrent, Concurrent Computer Corporation and its logo are registered trademarks of Concurrent Computer Corporation.

Safe Harbor Statement

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and the company’s future performance, including, but not limited to, continued revenue growth in the second half of fiscal 2011, as well as management’s expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

Concurrent Reports Fiscal 2011 Second Quarter Results
February 1, 2011

The risks and uncertainties which could affect the company’s financial condition or results of operations include, without limitation: delays or cancellations of customer orders; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to Concurrent’s ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of  customers; failure to effectively manage change; delays in testing and introductions of new products;  rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provided by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of  competition on the pricing of video products; failure to effectively service the installed base; the entry of new well-capitalized competitors into the company’s markets; the success of new video solutions and real-time products; the success of  relationships with technology and channel partners; capital spending patterns by a limited customer base; the current negative macro-economic environment; and privacy concerns over data collection.

Other important risk factors are discussed in Concurrent’s Form 10-K filed with the Securities and Exchange Commission ( SEC) on August 31, 2010, and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Forward-looking statements are based on current expectations and speak only as of the date of such statements. Concurrent undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.

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For more information, contact:

Investor Relations:	Media Relations:
Kirk Somers, Executive VP of Corporate Affairs	Rebecca Biggs
(678) 258-4000	(404) 260-3510
investor.relations@ccur.com	rebecca.biggs@cohnwolfe.com

PondelWilkinson Inc.
Rob Whetstone
(310) 279-5963
rwhetstone@pondel.com

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009

Revenues:
Product	$11,723	$8,664	$21,074	$15,346
Service	6,129	6,338	12,324	12,406
Total revenues	17,852	15,002	33,398	27,752

Cost of sales:
Product	5,302	3,503	9,555	6,393
Service	3,066	2,201	5,854	4,322
Total cost of sales	8,368	5,704	15,409	10,715

Gross margin	9,484	9,298	17,989	17,037

Operating expenses:
Sales and marketing	4,256	3,946	8,306	7,751
Research and development	3,499	3,096	6,857	6,196
General and administrative	2,231	2,084	4,285	4,001
Total operating expenses	9,986	9,126	19,448	17,948

Operating income (loss)	(502)	172	(1,459)	(911)
Other (expense) income, net	(46)	(67)	(18)	31
Income (loss) before income taxes	(548)	105	(1,477)	(880)
Income tax provision	641	16	923	46
Net income (loss)	$(1,189)	$89	$(2,400)	$(926)
Basic net income (loss) per share	$(0.14)	$0.01	$(0.29)	$(0.11)
Diluted net income (loss) per share	$(0.14)	$0.01	$(0.29)	$(0.11)
Basic weighted average shares outstanding	8,409	8,325	8,388	8,305
Diluted weighted average shares outstanding	8,409	8,419	8,388	8,305

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended
	December 31,	September 30,
	2010	2010

Revenues:
Product	$11,723	$9,351
Service	6,129	6,195
Total revenues	17,852	15,546

Cost of sales:
Product	5,302	4,253
Service	3,066	2,788
Total cost of sales	8,368	7,041

Gross margin	9,484	8,505

Operating expenses:
Sales and marketing	4,256	4,050
Research and development	3,499	3,358
General and administrative	2,231	2,054
Total operating expenses	9,986	9,462

Operating loss	(502)	(957)
Other income (expense), net	(46)	28
Loss before income taxes	(548)	(929)
Provision for income taxes	641	282
Net loss	$(1,189)	$(1,211)
Basic net loss per share	$(0.14)	$(0.14)
Diluted net loss per share	$(0.14)	$(0.14)
Basic weighted average shares outstanding	8,409	8,368
Diluted weighted average shares outstanding	8,409	8,368

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	December 31,	September 30,	June 30,
	2010	2010	2010
	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$32,113	$29,606	$31,364
Trade accounts receivable, net	8,467	10,675	14,194
Inventories	4,250	3,596	4,300
Prepaid expenses and other current assets	1,344	1,689	1,704
Total current assets	46,174	45,566	51,562

Property, plant and equipment, net	4,863	5,147	5,050
Intangible assets, net	3,013	3,237	3,463
Other long-term assets	1,824	1,955	2,014
Total assets	$55,874	$55,905	$62,089

LIABILITES
Accounts payable and accrued expenses	$10,521	$7,701	$9,985
Deferred revenue	5,854	7,793	11,094
Total current liabilities	16,375	15,494	21,079

Long-term deferred revenue	4,257	4,400	4,349
Revolving bank line of credit, non-current	-	-	-
Other long-term liabilities	3,503	3,486	3,180
Total liabilities	24,135	23,380	28,608

STOCKHOLDERS' EQUITY
Common stock	84	84	84
Additional paid-in capital	206,403	206,090	205,891
Accumulated deficit	(175,673)	(174,484)	(173,273)
Treasury stock, at cost	(255)	(255)	(255)
Accumulated other comprehensive income	1,180	1,090	1,034
Total stockholders' equity	31,739	32,525	33,481
Total liabilities and stockholders' equity	$55,874	$55,905	$62,089